Exhibit 4.5

MUFG AMERICAS HOLDINGS CORPORATION STOCK BONUS PLAN

(formerly The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan)

INTRODUCTION

This MUFG Americas Holdings Corporation Stock Bonus Plan (as it may be amended from time to time, the “Plan”) was originally adopted by The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch, a branch licensed under the laws of the State of New York (“HQA”), effective as of August 27, 2012, under the name “The Bank of Tokyo-Mitsubishi UFJ, Ltd. Headquarters for the Americas Stock Bonus Plan.” The Plan has been amended and restated as set forth herein, effective June 8, 2015, to reflect the assumption and adoption of the Plan by MUFG Americas Holdings Corporation (the “Company”), in connection with the integration of Union Bank, N.A., the Company’s subsidiary, and HQA to form MUFG Union Bank, N.A. (the “Bank”).

The purpose of the Plan is to promote the long-term success of the Company and its Affiliates and the creation of stockholder value by (a) encouraging key Employees to focus on critical long-range objectives, (b) encouraging the attraction and retention of key Employees with exceptional qualifications and (c) linking key Employees directly to stockholder interests through increased stock ownership. The Plan seeks to achieve this purpose by providing for payment of some or a portion of annual bonuses to such key Employees in the form of Restricted Share Units representing a right to acquire equity of Mitsubishi UFJ Financial Group, Inc., a Japanese corporation (“MUFG”), the parent company of the Company and the Bank.

The Plan, as amended and restated herein, has been assumed and adopted by the Company with the consent of HQA, and it shall be governed by, and construed in accordance with, the laws of the State of New York.

ARTICLE 1

DEFINITIONS

1.1 “AFFILIATE” means MUFG or any corporation, limited liability company or other entity (other than the Company or MUFG, as the case may be) in an unbroken chain of such entities beginning with the Company or MUFG, as the case may be, if each such entity other than the last entity in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other entities in such chain. A corporation, limited liability company or other entity that attains the status of an Affiliate on a date after the adoption of the Plan shall be considered an Affiliate commencing as of such date.

1.2 “BANK” has the meaning set forth in the Introduction to this Plan.

1.3 “BUSINESS COMBINATION” means the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of a designated corporation or other entity or the acquisition by the designated corporation or other entity of the assets or stock of another entity.

1.4 “CHANGE IN CONTROL” shall mean a Business Combination with respect to a designated corporation or other entity; excluding, however, such a Business Combination pursuant to which (i) a Permitted Holder will beneficially own, directly or indirectly, 30% or more of, respectively, the Company Stock, as the case may be, of the corporation or other entity resulting from such Business Combination (including, without limitation, a corporation or other entity which as a result of such transaction owns the designated corporation or other entity or all or substantially all of the designated corporation or other entity’s assets either directly or through one or more subsidiaries), and (ii) no individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) has a greater beneficial interest, directly or indirectly, in the Company Stock than a Permitted Holder.

1.5 “CODE” means the Internal Revenue Code of 1986, as amended.

1.6 “COMPANY” has the meaning set forth in the Introduction to this Plan.

1.7 “COMPANY STOCK” means, with respect to a designated corporation or other entity, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors.

1.8 “EMPLOYEE” means a bona fide employee of the Company or an Affiliate.

1.9 “EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended.

1.10 “HCC” means the Human Capital Committee of the Board of Directors of the Company and the Bank.

1.11 “HQA” has the meaning set forth in the Introduction to this Plan.

1.12 “MUFG” has the meaning set forth in the Introduction to this Plan.

1.13 “PARTICIPANT” means an individual or estate who holds Restricted Share Units issued under the Plan.

1.14 “PERMITTED HOLDER” means (i) MUFG or any successor thereto, (ii) an employee benefit plan of MUFG or (iii) a corporation or other entity controlled by MUFG.

1.15 “PLAN” means this MUFG Americas Holdings Corporation Stock Bonus Plan, as amended from time to time.

1.16 “RESTRICTED SHARE UNIT” means an unfunded and unsecured promise to deliver a Share, cash, other securities or other property, subject to certain restrictions (including, without limitation, a requirement that the Participant remain continuously employed for a specified period of time) as set forth herein and under the Restricted Share Unit Agreement, granted under Article 5 of the Plan.

1.17 “RESTRICTED SHARE UNIT AGREEMENT” means the agreement between the Company and the recipient of Restricted Share Units which contains the terms, conditions and restrictions pertaining to such Restricted Share Units.

1.18 “SHARE” means an American Depositary Receipt representing an American Depositary Share, which represents one share of common stock of MUFG.

1.19 “TRUST” means a revocable trust established by the Company with an independent trustee for the purpose of acquiring Shares with funds contributed by or at the direction of the Company and holding such Shares until transferred to Participants pursuant to Restricted Share Unit Agreements.

ARTICLE 2

ADMINISTRATION

2.1 HCC. The Plan shall be administered by the HCC.

2.2 HCC RESPONSIBILITIES. The HCC shall (a) select the Employees who are to receive Restricted Share Units under the Plan, (b) determine the number of Shares, vesting requirements and other features and conditions of such Restricted Share Units, (c) interpret the Plan and (d) make all other decisions relating to the operation of the Plan. The HCC may adopt such rules or guidelines as it deems appropriate to implement the Plan. The HCC’s determinations under the Plan shall be final and binding on all persons.

2.3 DELEGATION. The HCC may delegate to the Bank’s Chief Human Resources Officer for the Americas and the Head of Total Rewards, or to other Bank committees in its sole discretion, the power and authority to administer the Plan pursuant to such conditions and limitations as the HCC may establish.

ARTICLE 3

SHARES AVAILABLE FOR GRANTS

3.1 GENERAL. Shares delivered pursuant to Restricted Share Units granted pursuant to the Plan shall be authorized and issued Shares acquired by the Trust pursuant to a trust agreement with the Company.

ARTICLE 4

ELIGIBILITY

4.1 GENERAL. Only Employees are eligible to be selected by the HCC as Participants in the Plan.

ARTICLE 5

RESTRICTED SHARE UNIT AWARDS

5.1 TIME, AMOUNT AND FORM OF RESTRICTED SHARE UNIT AWARDS. Restricted Share Units may be awarded in such amounts, at such times, and subject to such vesting or other restrictions as the HCC may determine.

5.2 PAYMENT FOR RESTRICTED SHARE UNITS. No payment shall be required by Participants for receiving Restricted Share Units or Shares delivered pursuant to Restricted Share Units awarded under the Plan.

5.3 VESTING CONDITIONS. Each award of Restricted Share Units shall become vested, in full or in installments, upon satisfaction of the conditions specified in the Restricted Share Unit Agreement. Subject to the HCC’s determination, a Restricted Share Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, disability or retirement or other events. The HCC may determine, at the time of making a Restricted Share Unit award or thereafter, that such Restricted Share Unit award shall become fully vested in the event that a Change in Control occurs with respect to the Company or the relevant Affiliate that employs the Participant upon the occurrence of a Change in Control.

5.4 SETTLEMENT OF RESTRICTED SHARE UNITS. Unless otherwise provided by the HCC in the Restricted Share Unit Agreement, upon expiration of any vesting conditions with respect to a Restricted Share Unit, one Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit shall be delivered to the Participant, or his or her beneficiary, without charge, from the Trust; provided, however, that unless otherwise provided in the Restricted Share Unit Agreement, the HCC may, in its sole discretion, elect to (i) pay cash, or part cash and part Shares, in lieu of delivering only Shares in respect of such Restricted Share Unit, or (ii) defer the delivery of Shares (or cash, or part Shares and part cash, as the case may be) beyond the expiration of the lapse of the vesting restrictions, subject to compliance with section 409A of the Code. Notwithstanding the payment schedule set forth in the Restricted Share Unit Agreement, the HCC may accelerate payment of a Participant’s Restricted Share Unit(s) in accordance with Treasury Regulations Section 1.409A-1(c)(2). If a cash payment is made in lieu of delivering Shares (or a fraction thereof), the amount of such payment shall be equal to the fair market value of the Shares as of the date on which the Shares (or a fraction thereof) would otherwise have been delivered, subject to any applicable withholding or other taxes.

5.5 CLAWBACK AND RECOUPMENT. All Restricted Share Units awarded and Shares delivered to Participant under the Plan pursuant to the Restricted Share Unit Agreement shall be subject to certain clawback and recoupment terms and conditions as may be provided in such agreement.

ARTICLE 6

OTHER SHARE-BASED AWARDS

6.1 GENERAL. The HCC may grant other awards to Participants denominated in Shares in such amounts as the HCC shall from time to time in its sole discretion determine. Such awards may include grants of Shares subject to forfeiture to the extent vesting conditions have not been fulfilled upon termination of employment. Each other Share-based award granted under the Plan shall be evidenced by an award agreement, and shall be subject to such conditions not inconsistent with the Plan as may be reflected in such award agreement.

ARTICLE 7

CHANGES AFFECTING AWARDS

7.1 GENERAL. In the event of (a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Shares or other securities of MUFG, issuance of warrants or other rights to acquire Shares or other securities of MUFG, or other similar corporate transaction or event that affects the Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company or any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the HCC in its sole discretion to be necessary or appropriate, then, subject to section 409A of the Code, the HCC shall make any such adjustments in such manner as it may deem equitable, including without limitation, any or all of the adjustments described in paragraphs (i) and (ii) below:

(i) adjusting any or all of (1) the number of Shares or other securities of MUFG (or number and kind of other securities or other property) which may be delivered in respect of the awards or with respect to which awards may be granted under the Plan and (2) the terms of any outstanding award, including, without limitation, the number of Shares or other securities of MUFG (or number and kind of other securities or other property) subject to outstanding awards or to which outstanding awards relate; or

(ii) cancelling any one or more outstanding awards and causing to be paid to the holders thereof, in cash, Shares, other securities or other property, or any combination thereof, the value of such awards (whether vested or unvested), if any, as determined by the HCC (which if applicable may be based upon the price per Share received or to be received by other holders of Shares in such event);

provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the HCC shall make an equitable or proportionate adjustment to outstanding awards to reflect such equity restructuring.

ARTICLE 8

LIMITATION ON RIGHTS

8.1 RETENTION RIGHTS. Neither the Plan nor any Restricted Share Units granted under the Plan shall be deemed to give any individual a right to remain an employee of the Company or an Affiliate. The Company and the Affiliates reserve the right to terminate the service of any employee at any time, with or without cause, with or without notice, subject to applicable laws, the Company’s certificate of incorporation and by-laws and a written employment agreement (if any).

8.2 STOCKHOLDERS’ RIGHTS. A holder of Restricted Share Units shall have no dividend rights, voting rights or other rights as a stockholder with respect to any Shares covered by his or her Restricted Share Unit award prior to the delivery of Shares, if any. However, unless otherwise provided in the Restricted Share Unit Agreement, if a cash dividend is declared on the Shares, then on the payment date of the dividend, the Participant will be credited with dividend equivalents payable in cash or Shares equal to the amount of the cash dividend per Share multiplied by the number of Restricted Share Units credited to the Participant through the record date for the dividend. The dividend equivalents will be subject to the same terms regarding vesting, applicable taxes and forfeiture, and will be distributed at the same time, as the Shares associated with the Participant’s Restricted Stock Units.

8.3 REGULATORY REQUIREMENTS. Any other provision of the Plan notwithstanding, the obligation of the Company to deliver Shares under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares pursuant to any award prior to the satisfaction of all legal or regulatory requirements relating to the delivery of such Shares, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

ARTICLE 9

WITHHOLDING TAXES

9.1 GENERAL. To the extent required by applicable federal, state, local or foreign law, a Participant or his or her successor shall make arrangements satisfactory to the Company or the Affiliate for the satisfaction of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to release any Shares or make any cash payment under the Plan until such withholding tax obligations are satisfied.

ARTICLE 10

ASSIGNMENT OR TRANSFER OF RESTRICTED SHARE UNITS

10.1 GENERAL. Restricted Share Units awarded under the Plan shall not be anticipated, assigned, hypothecated, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the HCC in writing. However, this Article 10 shall not preclude a Participant from designating a beneficiary who will receive the proceeds upon settlement of any outstanding Restricted Share Units in the event of the Participant’s death, nor shall it preclude a transfer of Restricted Share Units by will or by the laws of descent and distribution. No other rights given to a Participant under the Plan or the Restricted Share Unit Agreement may be anticipated, assigned, hypothecated, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law, except as approved by the HCC in writing.

ARTICLE 11

FUTURE OF THE PLAN

11.1 TERM OF THE PLAN. The Plan, as set forth herein, shall remain in effect until it is terminated under Section 11.2.

11.2 AMENDMENT OR TERMINATION. The HCC may, at any time and for any reason, amend or terminate the Plan. An amendment of the Plan shall be subject to the approval of the Company’s stockholders only to the extent required by applicable laws, regulations or rules. No Restricted Share Units shall be awarded under the Plan after the termination thereof. The termination of the Plan, or any amendment thereof, shall not affect any Restricted Share Units previously awarded under the Plan, unless required under applicable law or regulation. In the event of any conflict among the provisions (including defined terms) of the Plan, the Restricted Share Unit Agreement and the Award Notice, the Plan shall prevail.

ARTICLE 12

EXECUTION

To record the Company’s assumption and adoption of the Plan and the amendment and restatement thereof, the Company has caused its duly authorized officers to execute this document.

MUFG AMERICAS HOLDINGS CORPORATION

By:
Annemieke van der Werff
Chief Human Resources Officer
MUFG Union Bank, N.A.

Date:	June 8, 2015

By:
Matthew Insinga
Head of Total Rewards
MUFG Union Bank, N.A.

Date:	June 8, 2015